SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C.

                                    FORM 8-K

                                 CURRENT REPORT


                      Pursuant to Section 13 of 15(d) of the
                         Securities Exchange Act of 1934


                                 September 30, 2008
                 ------------------------------------------------
                 Date of Report (date of earliest event reported)


                             American TonerServ Corp.
               ----------------------------------------------------
               Exact name of Registrant as Specified in its Charter


         Delaware                 333-120688             33-0686105
---------------------------   -----------------  ---------------------------
State or Other Jurisdiction    Commission File   IRS Employer Identification
     of Incorporation              Number                  Number


       420 Aviation Boulevard, Suite 103, Santa Rosa, California 95403
       ---------------------------------------------------------------
         Address of Principal Executive Offices, Including Zip Code


                                (800) 736-3515
               --------------------------------------------------
               Registrant's Telephone Number, Including Area Code


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))





ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On September 30, 2008, American TonerServ Corp. (the "Company") entered into modifications of certain convertible promissory notes with BDS Transitions, LLC (f/k/a Tonertype of Florida, LLC) ("BDS") and Azaria Management Group, LLC ("Azaria") which accelerated the automatic conversion dates of the notes to September 30, 2008. As a result, the notes were converted into shares of the Company's common stock effective September 30, 2008.

     The contingent convertible promissory note held by BDS in the face amount of $500,000 was converted into 2,145,923 shares of common stock at a conversion price of $0.233 per share. The contingent convertible promissory note was originally issued to BDS as part of the purchase price paid by the Company in connection with the acquisition of certain assets of BDS in December 2007. The shares will be placed into escrow until December 28, 2009 pursuant to the terms of the Asset Purchase Agreement between the Company and BDS dated December 19, 2007.

     The convertible promissory note held by Azaria in the face amount of $300,000 was converted into 1,500,000 shares of the Company's common stock at a conversion price of $0.20 per share. The convertible promissory note was originally issued to Azaria as part of the purchase price paid by the Company in connection with the acquisition of certain assets of Optima Technologies in April 2007. The shares issued to Azaria are not subject to any escrow provisions. Steven R. Jensen, the CEO of Azaria, currently serves as a Director of the Company.


                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                   AMERICAN TONERSERV CORP.



Dated: October 6, 2008            By: /s/ Daniel J. Brinker
                                       Daniel J. Brinker, President